EXHIBIT 5.1

DEERE & COMPANY
One John Deere Place, Moline, IL 61265 USA
Phone: 309-765-4675
JenkinsJamesR@johndeere.com

James R. Jenkins
Senior Vice President and General Counsel

1 March 2007

Deere & Company
One John Deere Place
Moline, IL 61265

Shares of Deere & Company Common Stock, $1 Par Value

In connection with the proposed issuance of shares of Deere & Company (Deere) common stock, $1 par value (the “Shares”), which may be issued under the John Deere Tax Deferred Savings Plan for Wage Employees (the “Plan”), I have examined, or caused to be examined, originals, or copies certified or otherwise identified to my satisfaction, of such corporate  and other records, certificates, documents and other papers and have made or caused to be made such examination of law, as I deemed necessary for the purpose of this opinion.

Based upon such examination, it is my opinion as Senior Vice President and General Counsel of Deere that the Shares being registered, when issued and paid for in accordance with the provisions of the Plan, will be legally issued, fully paid and nonassessable.

I am qualified to practice law in the State of Illinois and the State of Michigan and do not purport to be an expert on any laws other than the laws on the State of Illinois and the State of Michigan, the General Corporation Law of the State of Delaware and the Federal laws of the United States.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement (Registration Statement) of the Plan on Form S-8, and further consent to the use of my name wherever appearing in the Registration Statement.

Sincerely,

/s/ James R. Jenkins
James R. Jenkins

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